PROSPECTUS	Filed Pursuant to Rule 424(b)(1) Registration No. 333–128146

CONCEPTUS, INC.

3,186,389 Shares of Common Stock

This prospectus covers up to 3,186,389 shares of Conceptus’ common stock that may be offered for sale by the stockholders named in this prospectus and the person(s) to whom such stockholders may transfer their shares.  The selling stockholders and any broker-dealer who may participate in sales of the shares may use this prospectus.  See “Plan of Distribution.”

We will not receive proceeds from the sale of the shares.  We will bear substantially all expenses of registration of the shares.  The selling stockholders will pay any underwriting fees, discounts or commissions, and transfer taxes.

Our common stock is traded on the Nasdaq National Market under the symbol “CPTS.”  On October 13, 2005, the last sale price for the common stock as reported on the Nasdaq National Market was $9.60.

Investing in the common stock involves certain risks.

See “Risk Factors” on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this Prospectus is October 14, 2005.

We have not authorized any dealer, salesperson or other person to give any information or make any representations that differ from what is contained in this prospectus.  You should not rely on any unauthorized information.  This prospectus does not offer to sell or seek offers to buy any shares in any jurisdiction in which it is unlawful.  The information in this prospectus is current only as of its date.

SUMMARY OF OUR BUSINESS

We develop, manufacture and market the Essure™ system, an innovative and proprietary non-incisional permanent birth control device for women. Essure is a soft and flexible micro-insert delivered into a woman’s fallopian tubes designed to provide permanent birth control by causing a benign tissue in-growth that blocks the fallopian tubes. A successfully placed Essure micro-insert prohibits the egg from traveling through the fallopian tubes and therefore prevents fertilization. The Essure placement procedure is typically performed as an outpatient procedure and is intended to be a less invasive and a less costly alternative to tubal ligation, the leading form of birth control in the United States and worldwide.

Conceptus is a Delaware corporation formed in 1992.  Our principal executive offices are located at 1021 Howard Avenue, San Carlos, California 94070, telephone (650) 628-4700.

RISK FACTORS

An investment in our common stock involves a high degree of risk.  You should consider carefully the risk factors contained in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and all other information contained in and incorporated by reference in this prospectus before deciding to purchase shares of our common stock.  Additional risks and uncertainties that are not yet identified or that we think are immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements, which are based on assumptions and describe our future plans, strategies and expectations, are generally identifiable by the use of the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” or similar expressions.  These forward-looking statements are subject to risks, uncertainties and assumptions.  Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth under the caption “Risk Factors” and the documents incorporated by reference in this prospectus.  If one or more of these risks or uncertainties materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph.

THE SELLING STOCKHOLDERS

The following table provides information regarding the shares held as of September 30, 2005 and to be offered under this prospectus from time to time by each selling stockholder.  Because the selling stockholders may sell all, some or none of their shares using this prospectus, only an estimate can be given as to the number and percentage of shares that each selling stockholder will hold upon termination of this offering.  Our estimate assumes all of the shares being offered under this prospectus are sold by the selling stockholders and is based on an aggregate of 28,942,570 shares of common stock issued and outstanding as of September 30, 2005.  We sold the shares to the selling stockholders in a private placement transaction for either $7.20 per share or $8.10 per share on August 11, 2005.  In connection with the sale, we agreed to file a registration statement providing for the resale of the shares as described in this prospectus.

	Number of Shares Owned Prior to this	Number of Shares	Shares and Percentage Owned After the Offering
Selling Stockholder(1)	Offering	Being Offered	Shares	Percentage

VantagePoint Venture Partners IV (Q), L.P. (2)	2,254,935	2,254,935	0		*
VantagePoint Venture Partners IV, L.P. (2)	225,742	225,742	0		*
VantagePoint Venture Partners IV Principals Fund, L.P. (2)	8,213	8,213	0		*
Robert V. Toni(3)	54,170	50,000	4,170		*
Allison A. Sieczkarek	2,500	2,500	0		*
Scott A. Sieczkarek	2,500	2,500	0		*
Kevin N. Sieczkarek	2,500	2,500	0		*
Mark M. Sieczkarek(4)	79,500	2,500	77,000		*
Thomas F. Bonadio(3)	15,970	3,500	12,470		*
Ulric Cote(6)	39,000	3,000	36,000		*
Gregory E. Lichtwardt(5)	37,499	1,499	36,000		*

	Number of Shares Owned Prior to this	Number of Shares	Shares and Percentage Owned After the Offering
Selling Stockholder(1)	Offering	Being Offered	Shares	Percentage

Lisa Pohmajevich(6)	25,000	1,000	24,000		*
Kathryn Tunstall(7)	124,667	500	124,167		*
Peter L. Wilson(3)	14,170	3,000	11,170		*
Federated Kaufmann Fund, a portfolio of Federal Equity Fund	5,558,886	625,000	4,933,886	17.05%
Total	8,445,252	3,186,389	5,258,863

*Less than 1% of the total shares of Common Stock issued and outstanding as of September 30, 2005.

(1) Except as listed below, we are unaware of any other material relationship between these selling shareholders and Conceptus in the past three years, other than as a result of ownership.

(2) Ms. Annette Bianchi is an affiliate of VantagePoint Venture Partners and a member of our Board of Directors.

(3) Member of our Board of Directors.

(4) Member of our Board of Directors and our Chief Executive Officer.

(5) Our Executive Vice President, Treasurer and Chief Financial Officer.

(6) An Executive Officer of Conceptus.

(7) Chairman of our Board of Directors.

PLAN OF DISTRIBUTION

We are registering the shares on behalf of the selling stockholders.  When we use the term “selling stockholders” in this prospectus, it includes donees, pledgees and other transferees who are selling shares received after the date of this prospectus from a selling stockholder whose name appears in “The Selling Stockholders.”

Selling stockholders may sell shares from time to time in a number of ways, including:

•                       in block transactions;

•                       on the Nasdaq National Market or other national securities exchange on which the shares are traded;

•                       in the over-the-counter market;

•                       in negotiated transactions;

•                       through put or call option transactions relating to the shares;

•                       through short sales of shares (to extent required by law); or

•                       through a combination of these methods of sale, at market prices prevailing at the time of sale, at negotiated prices or at fixed prices.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares, nor is there an underwriter or coordinating broker acting in connection with any proposed sale of shares by the selling stockholders.

The selling stockholders may sell shares in any manner permitted by law, including by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals.  These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both.  The compensation paid to a particular broker-dealer might be in excess of customary commissions.

The selling stockholders and any broker-dealers who act in connection with the sale of shares may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act.  Any commissions received by these broker-dealers and any profit on shares they resell while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act.  Because selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.  We have informed the selling stockholders that the anti-manipulation provisions of Regulation M under the Exchange Act may apply to their sales in the market.

Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

If we are notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, under Rule 424(b) under the Securities Act.  The prospectus supplement will disclose:

•                       the names of the selling stockholder and the participating broker-dealer(s);

•                       the number of shares involved;

•                       the price at which the shares were sold;

•                       the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

•                       that the broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•                       other facts material to the transaction.

In addition, if we are notified by a selling stockholder that a donee, pledgee or other transferee intends to sell more than 500 shares, we will file a supplement to this prospectus if required by law.

We will pay all costs, expenses and fees in connection with the registration of the shares.  The selling stockholders will pay all brokerage commissions and similar selling expenses, if any, attributable to the sale of shares.

We have agreed to indemnify the selling stockholders against certain civil liabilities, including liabilities under the Securities Act. Such indemnification is included in the Form of Stock Purchase Agreement dated August 9, 2005.

LEGAL MATTERS

The validity of the shares offered hereby has been passed upon for Conceptus by Latham & Watkins LLP, Menlo Park, California.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information set forth in the registration statement with respect to the shares and the exhibits and schedules to the registration statement.  For further information about Conceptus and the shares, reference is made to the registration statement.

Conceptus is subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance with the Securities Exchange Act of 1934, files annual and quarterly reports, proxy materials and other information with the SEC.  You can inspect and copy reports and other information filed by Conceptus with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.  You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0300.  The SEC also maintains an internet site at http://www.sec.gov that contains reports and proxy and information statements regarding issuers, including Conceptus, that file electronically with the SEC.

The following documents are incorporated by reference in this prospectus:

(a)                                  Conceptus’ Annual Report on Form 10-K for the year ended December 31, 2004, containing audited financial statements for each of the years in the three-year period ended December 31, 2004.

(b)                                 Conceptus’ Proxy Statement for the 2005 Annual Meeting of Stockholders.

(c)                                  Conceptus’ Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005.

(e)                                  The description of common stock contained in Conceptus’ registration statement on Form 8-A (File No. 0-27596) filed with the SEC on December 26, 1995, and on Form 8-A12G filed with the SEC on February 28, 1997.

(f)                                    Conceptus’ Current Reports on Form 8-K and Form 8-K/A filed with the SEC on January 11, 2005, January 14, 2005, March 1, 2005, March 14, 2005, April 26,

2005, July 14, 2005, July 20, 2005, July 27, 2005, August 10, 2005, August 12, 2005, August 22, 2005 and September 27, 2005.

All documents we file under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of the offering of the shares shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from their dates of filing.  Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Upon written request, you may obtain without charge a copy of any or all of the documents incorporated by reference in this prospectus (other than exhibits to such documents which are not specifically incorporated by reference therein).  Upon written request, you may also obtain without charge copies of this prospectus, as amended or supplemented from time to time, and any other documents (or parts of documents) that constitute part of this prospectus under Section 10(a) of the Securities Act of 1933.  Requests for such copies should be addressed to Gregory Lichtwardt, Executive Vice President and Chief Financial Officer, Conceptus, Inc., 1021 Howard Avenue, San Carlos, California 94070 (telephone number (650) 628-4700).

3,186,389 SHARES

CONCEPTUS, INC.

COMMON STOCK

PROSPECTUS

October 14, 2005